EXHIBIT 99.1

CHARTERMAC ACQUIRES PW FUNDING, INC.

NEW YORK, Dec. 26 /PRNewswire/ -- Charter Municipal Mortgage Acceptance Company ("CharterMac," or "the Company") (Amex: CHC - news) one of the nation's leading investors in tax-exempt multifamily housing bonds, announced today that its taxable subsidiary, Charter Mac Corporation, completed the previously announced acquisition of approximately 80% of the issued and outstanding capital stock of PW Funding Inc. ("PWF"). PWF is a national mortgage banking firm based in Mineola, New York that has originated more than $4 billion in multifamily and commercial loans since 1988.

The announcement was made today by Stuart J. Boesky, President and Chief Executive Officer of CharterMac, and Raymond J. Reisert, Jr., Chairman and CEO of PWF, following receipt of the consent of Fannie Mae and Freddie Mac and the satisfaction of other closing conditions. "PWF will continue to operate under its current management," Mr. Boesky said. "Mr. Reisert will maintain his position as Chief Executive Officer and T. Michael Forney will remain as President."

"Ray Reisert has built one of the nation's most respected multifamily lending platforms and we are delighted to be able to add its capabilities, products and services to CharterMac's core focus, investing in tax-exempt multifamily housing bonds. Through our taxable subsidiary, CharterMac will be able to offer multifamily developers tax-exempt and taxable financing through Fannie Mae, Freddie Mac and FHA, together with mezzanine and bridge loans. As a result CharterMac and its affiliate will become one of the nation's leading multifamily lenders," said Mr. Boesky.

The purchase price is in the range of $37 million - $47 million (subject to adjustment for new servicing on mortgage loans and any customary closing adjustments). The purchase price reflects a set-aside for estimated future portfolio loss risk. A portion of the cash purchase price was financed through an acquisition facility at Fleet Bank.

It is anticipated that Charter Mac Corporation will acquire the remaining 20% of the issued and outstanding capital stock of PWF over the next 24 to 36 months. Under the agreement, the stockholders of PWF have been granted the right to put their remaining 20% stock interest to Charter Mac Corporation after an initial period of 24 to 36 months. The agreement also grants Charter Mac Corporation the right to call the remaining 20% stock interest of PWF from PWF's stockholders after the same initial period of 24 to 36 months.

PWF is a privately held mortgage banking firm specializing in multifamily apartment financing. The company was founded in 1971 and became one of the original Fannie Mae Delegated Underwriting and Servicing ("DUS") lenders in 1988. In 2000, PWF joined a select group of Freddie Mac Program Plus lenders through the acquisition of Larson Financial Resources, Inc. PWF currently services a $2.9 billion loan portfolio including about $1.5 billion in Fannie Mae DUS loans and $600 million in Freddie Mac loans. Over the past 5 years, the company has averaged more than $500 million annually in loan originations.

"Our association with CharterMac's financing resources and broad customer base will allow us to grow our business and become the nation's premier multifamily lender," Ray Reisert said. "PWF will now offer an exceptional array of innovative financing solutions for the conventional multifamily and affordable housing development community."


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The acquisition will be immediately accretive to CharterMac's Cash Available for
Distribution. Charter Mac will be entitled to a cumulative preferential distribution out of PWF's cash available for distribution equal to 10% of its invested capital and the remaining cash available for distribution will be distributed approximately 80% to Charter Mac and 20% to the other stockholders. Charter Mac will also be entitled to an additional cumulative priority equal to 4.3% of its invested capital prior to the purchase payments to PWF's stockholders on exercise of the put or call options.

Charter Mac Corporation, the taxable subsidiary of CharterMac, owns most of the Company's taxable investments and revenue bonds and is the vehicle through which CharterMac conducts its taxable business. The fee income generated by PWF will be taxable income. However, Charter Mac Corporation incurs expenses that can be used to offset a portion of this taxable income. As a result, CharterMac does not expect that the taxable portion of its distributions will increase proportionately with the amount of taxable income generated.

CharterMac is a leading investor in tax-exempt multifamily bonds. (For more information visit: http://www.chartermac.com)

Certain items in this press release contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.